DAVID GONCI
VICE PRESIDENT/
CHIEF FINANCIAL OFFICER

Vernon, CT - July 2, 1998

                           ALLIANCE BANCORP OF NEW ENGLAND, INC.
                         ANNOUNCES COMPLETION OF STOCK REPURCHASE

Alliance Bancorp of New England, Inc. announced that it has repurchased a block representing approximately 8.0% of its common stock from an institutional shareholder. The repurchase was a privately negotiated transaction totalling 200,599 shares and was completed at a price below the closing price on July 1, 1998.

Joseph Rossi, President and Chief Executive Officer said, "This action reflects the Board of Directors' belief that Alliance's stock is an attractive investment and that this purchase will enhance shareholder value. Also, through this purchase, the company acted to minimize potential market impact from this transaction, since the block of shares repurchased was well in excess of the average monthly volume in our stock."

The company anticipates the shares repurchased may eventually be used for funding of certain existing and future benefit plans.

Alliance Bancorp of New England, Inc. (AMEX:ANE) is the holding company for Tolland Bank, a Connecticut-chartered savings bank serving Tolland County and the surrounding communities.